ADDENDUM TO EMPLOYMENT AGREEMENT

        This Addendum to the Employment Agreement entered into by and between Travelzoo Sales, Inc. (the “Company”) and Ralph Bartel (“Employee”) on June 17, 2003 (the “Agreement”) revises, amends and modifies the Agreement as follows:

1.	Effective July 1, 2003, Paragraph 3 is hereby revised to reflect the introduction of a new quarterly executive bonus and also a cap to the commission on net advertising revenues

            “3.      Compensation and Fringe Benefits.

                        (a)      Base Salary. Employee will receive a base salary at the annualized rate of $200,000.00 (the “Base Salary”), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholding. Employee understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

                        (b)       Executive Bonus. Employee is also eligible for a separate quarterly executive bonus plan. For every quarter that the Company meets the respective quarter’s revenue and net income targets as specified in the Master Budget for Travelzoo, the Company will pay Employee a bonus of $15,000. Whether or not the revenue and net income target numbers have been met will be determined by the Company’s accounting department in accordance with generally accepted accounting principals, as consistently applied. The Company reserves the right to update the Master Budget at any time, Company shall notify Employee of any changes of the revenue and net income goals set in the Master Budget. Any payments resulting from the Executive Bonus Plan shall be made at the end of each month following a fiscal quarter of the Company and will be subject to the usual and applicable required withholding. If Employee resigns or is terminated for cause, she shall not be eligible for any portion of this executive bonus.

                        (c)       Vacation and Holiday Pay. Employee shall receive four weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.

                        (d)       Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company’s employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question.”

        Except as expressly set forth herein, all other terms of the Agreement remain in full force and effect.

TRAVELZOO SALES, INC.	Ralph Bartel

By:	/s/ Ralph Bartel	By:	/s/ Ralph Bartel

Date:	June 28, 2002	Date:	June 28, 2002